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                                                                    Exhibit 23.1


                  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-82113 and 333-19469) pertaining to the 1996 Employee Stock Purchase Plan, the registration statements on Forms S-8 (File Nos. 333-43046 and 333-25369) pertaining to the Amended and Restated 1996 Director Stock Option Plan and the registration statements on Forms S-8 (File Nos. 333-43044, 333-25371 and 333-55705) pertaining to the Amended and Restated 1994 Equity Incentive Plan of ArQule, Inc. of our report dated March 2, 2001 relating to the consolidated financial statements of Camitro Corporation, which appears in this current report on Form 8-K/A of ArQule, Inc. dated January 29, 2001.



/s/ PricewaterhouseCoopers LLP
    San Jose, California
    March 22, 2001